SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
[ ] Preliminary Proxy Statement           [ ]   Confidential, for use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material pursuant to Rule 14a-12

                               FSF FINANCIAL CORP.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         (3) Per unit price or other  underlying  value of transaction  computed pursuant  to Exchange  Act Rule 0-11.  (set forth the amount on which the filing
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  [ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
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

                                FIRST FEDERAL fsb

                               FSF FINANCIAL CORP.

                                 EMPLOYEE EMAIL

                               TO ANNOUNCE MERGER

FROM:  Board of Directors and Executive Management

     We would like to briefly discuss the proposed merger of FSF Financial Corp. and First Federal with MidCountry Financial and Bayside Bank that is being announced today. Such merger will be voted on by the FSF stockholders at a meeting of shareholders to be held later this year.

     The Merger Agreement provides that our Company and Bank will merge with MidCountry and Bayside Bank. Each share of FSF stock will be exchanged for the right to receive $35.00 in cash. This includes each share of stock that you may own personally or through an IRA, or as a participant in our ESOP.

     Our employees will receive credit for service with our bank for purposes of participation, vesting and future benefit accrual under the benefit plans of the Bank after the merger. Your benefits under our ESOP plan will be immediately vested as of the merger date.

     We expect that many of you are wondering how this merger will effect you personally. At a later date, we will work with MidCountry to discuss any changes that may occur in our benefits programs and employee policies. MidCountry does
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wish to retain the skills,  experience and trust of our employees and build upon
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our platform of operations while expanding our customer base.
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     We anticipate that the merger will be completed  during this calendar year.
Between now and then, we will work together towards an orderly transition, and we will all learn about how certain things will remain unchanged, or how certain things will change. Each of us has an important role in maintaining the business of our bank, and in helping our customers understand the overall benefits of the merger. It is our goal and responsibility to continue the business of our bank, and to assist our customers during the transition period so that they continue to receive the services and benefits from us that they expect and depend on. It is our goal and to our advantage that we continue to serve and retain our customers and to continue and maintain our profitable business.

     During the next few months, we will all learn more about the transition process. I would encourage you to ask your supervisor or management if you have any questions. We also expect MidCountry to provide us with more detailed information at a later date. For now, we wanted to share this exciting news with you. Again, thank you for your trust and service.

     You will be able to learn more about MidCountry's values, plans and philosophies at the following informational meetings:

     Monday, May 17 at the Hastings office at either 8:00AM or 10:00 AM, HMC's offices in Vadnais Heights at 12:30 PM and the St. Cloud office at 5:00 PM. Tuesday, May 18 at the Hutchinson office at either 8:00 AM or 10:30 AM.

     Stockholders of FSF and other investors are urged to read the proxy statement to be filed by FSF with the Securities and Exchange Commission in connection with the proposed merger. The proxy statement will contain important information about FSF, MidCountry and the merger. Stockholders will be able to obtain all documents filed with the SEC by FSF free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FSF will be available free of charge from Betty Henke of FSF at 200 Main Street South, Hutchinson, Minnesota 55350, telephone (320) 234-4502 or may obtained from FSF's web site, www.ffhh.com. The executive officers and directors of FSF will be soliciting proxies from stockholders of FSF in favor of the Agreement. Information about FSF's executive officers and directors and their interests in FSF, including their ownership of FSF common stock can be found in FSF's proxy statement dated December 19, 2003 for its 2004 annual meeting which was filed with the SEC. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed merger when it becomes available. FSF stockholders should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.